Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Grove Collaborative Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(2)
	Other	Warrants	Rule 457(o)	(1)	(2)	(2)
	Other	Units	Rule 457(o)	(1)	(2)	(2)
	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$200,000,000	$0.00011020	$22,040.00(3)
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$200,000,000		$22,040.00
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$22,040.00
(1)Includes an indeterminate number of securities at indeterminate prices that may be issued from time to time in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of share splits, share dividends or similar transactions.
(2)The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant Instruction 2.A.ii.b. of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $200,000,000.
(3)The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.